Exhibit 99.1

Angeion Corporation

350 Oak Grove Parkway

St. Paul, MN 55127 USA

Telephone: (651) 484-4874

Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE
Contact:	Richard Jahnke, President & CEO, (651) 484-4874
Bill Bartkowski, Bluefire Partners, (612) 344-1012

Angeion Corporation Reports Increased Second Quarter FY 2004 Revenue

SAINT PAUL, Minn. (June 14, 2004) — Angeion Corporation (Nasdaq SC: ANGN) today reported results for its second quarter ended April 30, 2004. Total revenue increased by 9.7 percent to $5.0 million for the three months ended April 30, 2004 compared to $4.5 million for the same period in 2003. The net loss for the three months ended April 30, 2004 was $879,000, or $0.24 per share, compared to a net loss of $633,000, or $0.18 per share, for the three months ended April 30, 2003. For the six months ended April 30, total revenue increased 3.5 percent to $9.5 million in 2004 from $9.2 million in 2003. The net loss for the six months ended April 30, 2004 was $1.6 million, or $0.45 per share, compared to a net loss of $1.3 million, or $0.35 per share, for the six months ended April 30, 2003. The loss for both the three and six months ended April 30, 2004 included a $350,000 charge to discontinued operations related to the ICDs that were formerly manufactured by the Company including the purchase of an additional year of product liability insurance.

Rick Jahnke, President and Chief Executive Officer of the Company, stated, “Our quarterly results include sales growth in both our cardiorespiratory diagnostic products and our New Leaf health and fitness products. We continue to see strong order rates from both domestic and international customers for our cardiorespiratory systems, and during the second quarter, we began shipment on orders for our new CPX Ultima™ gas exchange metabolic cart system that was introduced at the end of first quarter. The CPX Ultima is the first of a series of new cardiorespiratory products planned to expand our existing market and enable us to enter new markets.

“The New Leaf metabolic assessment programs are being more widely accepted by fitness club owners and managers, as demonstrated by the growth in sales of New Leaf health and fitness products for the quarter,” continued Jahnke.  “As part of the International Health and Racquet Sportsclub Association (IHRSA) trade show in late March, we conducted a presentation on ‘Profiting from the Science behind Exercise Using Metabolic Profiling.’ Standing room only attendance at the presentation translated into heavy traffic at our booth and helped drive sales for the quarter. The New Leaf products provide a new category of service for health clubs to offer to their members and we believe that the first step to broad adoption is an understanding and acceptance of the value of that service by club management,” Jahnke concluded.

Detailed discussions of the Company’s financial position and results of operations are contained in the Company’s Form 10-KSB for the year ended October 31, 2003, and the Forms 10-QSB for the quarters ended January 31, 2004 and April 30, 2004 which have been filed with the SEC.

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Founded in 1986, Angeion Corporation acquired Medical Graphics (www.medgraphics.com) in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems for the management and improvement of cardiorespiratory health. The Company has also introduced a line of health and fitness products, many of which are derived from Medical Graphics’ cardiorespiratory product technologies. These products, marketed under the New Leaf Health and Fitness brand (www.newleaf-online.com), help consumers effectively manage their weight and improve their fitness. They are marketed to the consumer primarily through personal training studios, health and fitness clubs and other exercise facilities. For more information about Angeion, visit www.angeion-ir.com.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including (i) the Company’s ability to successfully operate its Medical Graphics business including its ability to develop, improve and update its cardiorespiratory diagnostic products, (ii) the Company’s ability to successfully introduce its New Leaf products including its New Leaf Weight Loss Program, (iii) the Company’s ability to successfully defend itself from product liability claims related to its Medical Graphics and New Leaf products or claims associated with its prior cardiac stimulation products, (iv) the Company’s ability to successfully resolve all issues in connection with ELA Medical’s claim for reimbursement and the Company’s product liability insurance coverage (v) the Company’s ability to protect its intellectual property, and (vi) the Company’s dependence on third party vendors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the other risk factors that are described from time to time in Angeion’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-KSB for the year ended October 31, 2003, and subsequently filed reports.

– Financials follow –

Angeion Corporation and Subsidiaries

Condensed Consolidated Financial Statements

(In thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
Consolidated Statements of Operations	2004	2003	2004	2003
Revenue	$4,956	$4,519	$9,511	$9,189

Loss from continuing operations	(529)	(633)	(1,259)	(1,257)
Loss from discontinued operations	(350)	—	(350)	—
Net loss	(879)	(633)	(1,609)	(1,257)

Net loss per share – basic and diluted	$(0.24)	$(0.18)	$(0.45)	$(0.35)

Consolidated Balance Sheets			April 30, 2004	October 31, 2003
Cash			$2,346	$3,588
Other current assets			8,196	7,221
Equipment and intangible assets			8,390	9,068
			$18,932	$19,877

Current liabilities			$5,415	$4,755
Shareholders’ equity			13,517	15,122
			$18,932	$19,877

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